EXHIBIT 24(a)
POWER OF ATTORNEY
     The undersigned, being a director of Lindsay Manufacturing Co. (the “Company”), hereby appoints Richard W. Parod as his agent and attorney-in-fact for the purpose of executing and filing all reports on Form 10-K relating to the year ending August 31, 2006, and any amendments thereto, required to be filed with the Securities and Exchange Commission by the Company.
     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Capacity	Date

/s/ Michael N. Christodolou	Chairman of the Board

Michael N. Christodolou	of Directors	November 2, 2006

/s/ Howard G. Buffett	Director	November 10, 2006

Howard G. Buffett

/s/ Larry H. Cunningham	Director	November 9, 2006

Larry H. Cunningham

/s/ J. David McIntosh	Director	November 3, 2006

J. David McIntosh

/s/ Michael C. Nahl	Director	November 8, 2006

Michael C. Nahl

/s/ William F. Welsh II	Director	November 2, 2006

William F. Welsh II

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